Exhibit 99.1

NEWS RELEASE June 18, 2021

CONTACTS
Dan Schlanger, CFO Ben Lowe, VP & Treasurer Crown Castle International Corp. 713-570-3050

Crown Castle Extends Maturity of Existing

Credit Facility and Incorporates

Sustainability Targets

June 18, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has amended its Senior Unsecured Credit Facility (“Credit Facility”), consisting of a $5.0 billion Senior Unsecured Revolving Credit Facility and a $1.2 billion Senior Unsecured Term Loan A Facility. The amendment extends the maturity of the Credit Facility to June 2026 and incorporates specified annual sustainability targets. The Credit Facility pricing is subject to adjustment based on Crown Castle’s performance against those targets.

“We appreciate the continued support from our strategic lending partners and are excited to add targets to our Credit Facility that reflect our efforts to reduce our net emissions,” stated Jay Brown, Crown Castle’s Chief Executive Officer. “Our business model is built on the concept that sharing a single asset among multiple users creates long-term shareholder value and is a sustainable means of meeting the growing demand for connectivity. Incorporating sustainability targets into our Credit Facility furthers our commitment to build upon the strong foundation our business model provides.”

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the reduction to our net emissions and benefits of our business model. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions

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prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

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